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                                                                    Exhibit 99.3

SUNRISE
TECHNOLOGIES

                                                          FOR IMMEDIATE RELEASE

CONTACT:     DAVID BREWER                     (650) 688-5858
             ANESTI MANAGEMENT LLC            (650) 566-1261 FAX
                                              ANESTI@1STSTONE.COM

   SUNRISE TECHNOLOGIES ANNOUNCES POSSIBLE ACQUISITION OF SCIENCEBASED HEALTH;

                          ANNOUNCES RESTRUCTURING PLAN

FREMONT, CA. MARCH 15, 2002 -- SUNRISE TECHNOLOGIES INTERNATIONAL INC. (OTC: BB:
"SNRS") announced today it has entered into a non-binding Letter of Intent with Aragon Ventures LLC for Sunrise to acquire all of the equity of SBH Holdings LLC ("ScienceBased Health"). ScienceBased Health sells ocular nutraceuticals primarily through ophthalmologists. It is expected to have 2002 sales of approximately $5-6 million, and free cash flow of approximately $600 thousand annually. In addition, the Company announced an out-of-court restructuring plan, all as more particularly detailed in the Company's filing on Form 8-K, filed today, which contains the Letter of Intent as an exhibit. Investors and creditors are urged to access the 8-K filing for more details. There can be no assurance that the acquisition or restructuring plan will be consummated.

David Brewer, managing partner of Aragon Ventures said: "Aragon previously invested $10 million into Sunrise and I personally guaranteed the Company's bank loan. We were great believers in the technology then, and we are great believers in the technology now. We are not going to let this important, valuable technology die. Also, the Company has obligations to its ophthalmologists and patients that we want to help the Company honor."

Under the restructuring plan, trade creditors with verified invoices can receive up to 100% of their claims by converting into Series D Convertible Preferred Stock, which has a mandatory 2 year pay-off beginning in year 5. The Series D Convertible Preferred Stock is convertible into common after 3 years at a conversion price equal to the then market price of the common stock. The plan calls for 97% of the unsecured creditors to agree to the restructure. If this threshold is not reached, the Company will have no choice but to pursue an insolvency proceeding, which, in the opinion of Aragon, would leave nothing for the unsecured creditors, after administrative and legal expenses.
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The restructuring plan also calls for an additional $2 million of Series B
Convertible Preferred Stock to be raised from existing or other accredited investors at an approximately $.06 price per share. This money will be used as additional working capital. A $10-15 million institutional financing is planned for later.

In addition, John Hendrick resigned on March 11, 2002, as President & Chief Executive Officer and as a director of the Company, coincident with the layoff of all the remaining employees of the Company on March 8, 2002. Anesti Management LLC, an affiliate of Aragon, will run the Company on a day-to-day basis, pursuant to an interim management agreement. (See 8-K filing). Anesti can be reached at 650-688-5858; fax # 650-566-1251, and e-mail at
anesti@1ststone.com.

Sunrise Technologies International, Inc. is a refractive surgery company based in Fremont, California, that has developed holmium YAG laser-based systems that utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic refractive conditions.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties, which may cause actual results to differ materially from the statements made including market potential, regulatory clearances, business growth, and other risks listed from time to time in the Company's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent the Company's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.

Internet users can access Sunrise's World Wide Web site at http://www.sunrise-tech.com